Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Glenn Eanes Vice President and Treasurer 540-665-9100

AMERICAN WOODMARK CORPORATION ANNOUNCES LEADERSHIP TRANSITION
Cary Dunston is Named CEO, Succeeding Kent Guichard who remains Chairman of the Board

WINCHESTER, Virginia (May 29, 2015) -- American Woodmark Corporation (NASDAQ: AMWD), a leading supplier of cabinetry to the new construction and remodeling industries, announced today that Cary Dunston, President and Chief Operating Officer, will assume the role of Chief Executive Officer effective with the Company’s Annual Shareholders Meeting on August 26, 2015.

Mr. Dunston will become the Company’s fourth CEO in its 35 year history, succeeding Kent Guichard who will remain with the Company in the role of non-executive Chairman of the Board.
“Over the past few years, we have been preparing our senior management team for the orderly transition of the Company’s leadership. Transferring the full responsibilities of CEO to Cary is the next step in this process”, commented current Chairman and CEO Kent Guichard. “During his nine years with the Company, Cary has spent time working in a variety of key roles that have involved him in all aspects of our business. Since 2013, Cary has led the effort to drive us towards our 2019 Vision to become a world class organization. He has assembled an outstanding team that I am confident will take American Woodmark to even greater success. I congratulate Cary and look forward to working with him in my continuing role as Chairman.”
Mr. Dunston joined the Company in 2006 as Senior Vice President, Manufacturing. Mr. Dunston was promoted to Executive Vice President, Operations in 2012, Executive Vice President and Chief Operating Officer in 2013, and President and Chief Operating Officer in 2014. Mr. Dunston was elected to the Board in 2014.
American Woodmark Corporation manufactures and distributes kitchen cabinets and vanities for the remodeling and new home construction markets. Its products are sold on a national basis directly to home centers, major builders and through a network of independent distributors. The Company presently operates nine manufacturing facilities and seven service centers across the country.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward‑looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission and the Annual Report to Shareholders. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.